UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 30, 2008

SELECT COMFORT CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation or organization)

0-25121	41-1597886
(Commission File No.)	(IRS Employer Identification No.)

9800 59th Avenue North, Minneapolis, Minnesota 55442
(Address of principal executive offices)                 (Zip Code)

(763) 551-7000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amendment No. 3 to Credit Agreement

On May 30, 2008, Select Comfort Corporation entered into Amendment No. 3 to the Credit Agreement (“Amendment No. 3”), amending our existing Credit Agreement dated as of June 9, 2006, as previously amended by the First Amendment thereto effective as of June 28, 2007, and the Second Amendment thereto effective as of February 1, 2008 (the “Credit Agreement”) and also entered into various ancillary agreements related to Amendment No. 3.  The parties to Amendment No. 3 are Select Comfort Corporation, Select Comfort Retail Corporation, JPMorgan Chase Bank, National Association, as Administrative Agent and as Collateral Agent, Bank of America, N.A., as Syndication Agent and JPMorgan Chase Bank, National Association, Bank of America, N.A., Citicorp USA, Inc., Wells Fargo Bank, National Association and Branch Banking and Trust Co., as Lenders.

Amendment No. 3 modifies the financial covenants to allow greater flexibility, provides additional financial covenants, modifies the credit limit and maturity date of our credit facility, increases the cost of borrowing under the credit facility, provides collateral for the credit facility in the form of a security interest in substantially all our assets and that of our subsidiaries, and imposes additional restrictions and covenants with respect to our operations.

Financial Covenant Flexibility and Additional Financial Covenants

Amendment No. 3 revised the financial covenants under our credit facility.  The minimum interest coverage ratio is now based on a schedule that starts at “1.25 to 1.00” for the twelve months ending fiscal June 2008, reduces to “1.00 to 1.00” for the twelve months ending fiscal September 2008 and then increases monthly starting in fiscal January 2009 until it reaches “1.25 to 1.00” for the twelve months ending fiscal March 2009, and then increases to “1.50 to 1.00” for the twelve months ending fiscal March 2010 and each fiscal quarter ending thereafter.  Starting with the month ending January 31, 2009 through the month ending December 31, 2009, the interest coverage ratio is required to be measured as of the end of each calendar month then ended, rather than as of the end of each fiscal quarter.

Amendment No. 3 provides that the maximum leverage ratio will be based on a schedule that starts at “3.50 to 1.00” beginning in fiscal March 2009 and reduces until it reaches “3.00 to 1.00” for the four fiscal quarter period ending December 2009 and each period ending thereafter.

A new financial covenant requires us to maintain EBITDA above certain amounts for certain periods based on a schedule starting at negative $13.5 million for the period from April 1, 2008 through June 30, 2008, and increasing on a monthly basis until reaching positive $5 million for the period from April 1, 2008 through December 31, 2008.

Amendment No. 3 also limits capital expenditures so that we and our subsidiaries in the aggregate cannot make capital expenditures during any one fiscal year on a non-cumulative basis that exceed $30 million, $25 million or $35 million for the fiscal years ending December 31 of 2008, 2009 and 2010, respectively.

Credit Limit and Maturity Date Revisions

Under Amendment No. 3, with some exceptions, all of the proceeds from asset dispositions and half of the proceeds from the sale of equity or debt securities by us or our subsidiaries must be applied to prepayment of any outstanding revolving loans.  Those mandatory prepayments also serve to reduce the amount available for borrowing or obtaining letters of credit under the credit facility in $1 million increments.  The maximum aggregate lender commitments under the credit facility remains at $100 million, but certain liquidity restrictions limit our borrowings plus outstanding letters of credit to $95,000,000 for the period of May 30, 2008 through August 31, 2008 and decreasing periodically to $80,000,000 beginning June 30, 2009.  The credit facility maturity date as amended is June 9, 2010.

Cost of Borrowing and Interest Rate Changes

The interest rate associated with borrowing under the credit facility includes a Eurocurrency spread of 3.00%, a facility fee rate of 0.50% and an ABR spread of 2.00%.  These rates would decline beginning December 31, 2008 if we achieve certain specified leverage ratios.  Additionally, Amendment No. 3 provides that during the existence of an event of default an additional 2% will be added to the applicable interest rate.

Other New Restrictions and Covenants

Amendment No. 3 also includes limitations on additional debt and permitted liens, restrictions on our ability to make other investments and additional terms with respect to default.

The aforementioned description of Amendment No. 3 is qualified in its entirety by reference to the complete terms of Amendment No. 3, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Private Label Consumer Credit Card Program Agreement

We have agreed to provide GE Money Bank a letter of credit as collateral security pursuant to the terms of the existing Amended and Restated Private Label Consumer Credit Card Program Agreement dated as of December 14, 2005, as previously amended by the First Amendment thereto effective as of April 23, 2007, and the Second Amendment thereto effective as of February 1, 2008 (the “GE Agreement”).  The letter of credit can be eliminated if we maintain compliance with the financial covenants of the existing GE Agreement (or when we regain compliance in the event that we fall out of compliance).

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1                             Amendment No. 3 to Credit Agreement, dated as of May 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECT COMFORT CORPORATION
(Registrant)

Dated: June 2, 2008	By: /s/ Mark A. Kimball
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.                                Description

10.1                                    Amendment No. 3 to Credit Agreement, dated as of May 30, 2008.